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                                                                      Exhibit 12
                            McDONALD'S CORPORATION
                     STATEMENT RE:  COMPUTATION OF RATIOS
                              Dollars In Millions

                                                             Three months
                                                            ended March 31,                   Years ended December 31
                                                            2000      1999        1999      1998         1997      1996      1995
                                                         -----------------    ----------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
- Income before provision for income taxes               $662.7     $600.7    $2,884.1  $2,307.4(1) $2,407.3  $2,251.0  $2,169.1
- Minority interest in operating results of
    majority-owned subsidiaries, including
    fixed charges related to redeemable
    preferred stock, less equity in
    undistributed operating results of
    less-than-50% owned affiliates                          2.3        5.1        21.9      23.7        28.3      39.6      19.6
- Provision for income taxes of 50% owned
    affiliates included in consolidated income
    before provision for income taxes                      24.4       16.1        72.8      99.9        69.0      73.2      73.3
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                   46.2       42.8       178.5     161.3       145.9     130.9     103.8
- Interest expense, amortization of debt
    discount and issuance costs, and
    depreciation of capitalized interest*                 115.4      118.5       440.1     461.9       424.8     392.2     388.8
                                                         -----------------    ----------------------------------------------------
                                                         $851.0     $783.2    $3,597.4  $3,054.2    $3,075.3  $2,886.9  $2,754.6
                                                         -----------------    ----------------------------------------------------

FIXED CHARGES
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                 $ 46.2     $ 42.8    $  178.5  $  161.3    $  145.9  $  130.9  $  103.8
- Interest expense, amortization of debt
    discount and issuance costs, and fixed
    charges related to redeemable preferred
    stock*                                                109.4      115.6       431.3     453.4       426.1     410.4     403.4
- Capitalized interest*                                     3.5        2.7        14.7      18.3        23.7      23.5      22.8
                                                         -----------------    ----------------------------------------------------
                                                         $159.1     $161.1    $  624.5  $  633.0    $  595.7  $  564.8  $  530.0
                                                         =================    ====================================================


RATIO OF EARNINGS TO FIXED CHARGES                         5.35       4.86        5.76      4.82(2)     5.16      5.11      5.20
                                                         =================    ====================================================


* Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

(1) Includes $160.0 million pre-tax special charge and $161.6 million of Made For You costs for a pre-tax total of $321.6 million.
(2) Excluding the special charge and Made For You costs, the ratio of earnings to fixed charges for the year ended December 31, 1998 was 5.33.

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